Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Bel Fuse Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Bel Fuse Inc. on Form S-3 (File No. 333-239189) and on Forms S-8 (File No. 333-180340 and File No. 333-239267).

/s/ GRANT THORNTON LLP

Iselin, New Jersey

March 14, 2022